April 2013 Pricing Sheet dated April 30, 2013 relating to Preliminary Terms No. 34 dated April 19, 2013 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due May 2, 2014

Based on the Performance of the Market Vectors Gold Miners ETF

PRICING TERMS — APRIL 30, 2013
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the Market Vectors Gold Miners ETF
Reference index:		NYSE Arca Gold Miners Index
Aggregate principal amount:		$20,420,620
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and Issue Price” below)
Pricing date:		April 30, 2013
Original issue date:		May 3, 2013 (3 business days after the pricing date)
Maturity date:		May 2, 2014, subject to adjustments for certain market disruption events and as described under “Description of the Securities — Payment at Maturity” in the accompanying product supplement no. MS-4-I
Early redemption:		If, on any of the first three determination dates, the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.
Early redemption payment:		The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•   If, on any determination date, the closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.35 (3.50% of the stated principal amount) per security on the related contingent payment date.

•   If, on any determination date, the closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:		July 31, 2013, October 31, 2013, January 31, 2014 and April 29, 2014, subject to postponement for non-trading days and certain market disruption events. We also refer to April 29, 2014 as the final determination date.
Contingent payment dates:		With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final share price is less than the downside threshold level:		(i) the stated principal amount multiplied by (ii) the fund performance factor
Fund performance factor:		The final share price divided by the initial share price
Downside threshold level:		$22.77, which is equal to 75% of the initial share price, subject to adjustment in the event of certain events affecting the ETF Shares
Initial share price:		$30.36, which was the closing price of one ETF Share on the pricing date divided by the share adjustment factor
Final share price:		The closing price of one ETF Share on the final determination date
Share adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the ETF Shares
CUSIP/ISIN:		48124B436 / US48124B4361
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$20,420,620.00	$306,309.30	$20,114,310.70

(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-37 of the accompanying product supplement no. MS-4-I.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.15 per $10 stated principal amount security and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC See “Underwriting (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. MS-4-I.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-4-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Preliminary Terms No. 34 dated April 19, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313002457/crt_dp37695-fwp.pdf

Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.